UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2006
BELK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-26207	56-2058574

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 West Tyvola Road, Charlotte, North Carolina		28217-45000

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (704) 357-1000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 1, 2006, Belk, Inc. (“Belk”) entered into a Stock Purchase Agreement (the “Agreement”) with Saks Incorporated (“Saks”) under which Belk will purchase all of the outstanding capital stock of Parisian Stores, Inc., Parisian Wholesalers, Inc. and Parisian Alabama, Inc. (collectively, the “Business”). Through the purchase of the stock, Belk will acquire 38 Parisian department stores located in nine states in the Southeast and Midwest. Belk will pay $285 million in cash, subject to adjustment based on changes in working capital at the time of the closing, which is expected to occur in October 2006.
Belk will acquire the Business cash-free (other than register cash) and debt-free. The sale will not include certain assets, including (1) accounts receivable, (2) certain assets used to provide administrative services for the Business, (3) Saks’ interest in Club Libby Lu, and (4) certain other specified furniture, fixtures and other equipment.
The Agreement contains customary representations, warranties and covenants and provides for customary post-closing indemnities. The transaction is subject to certain closing conditions, including (1) regulatory approval, (2) performance by Belk and Saks in all material respects of all material covenants and agreements required by the Agreement to be performed at or prior to the closing, (3) termination of all liens under Saks’ credit agreement with respect to the assets of the Business and related subsidiary guarantees and (4) representations and warranties being true at closing except as would not, individually or in the aggregate, be expected to have a material adverse effect.
Belk will offer current employees of the Business (except as specified in the Agreement) employment at a rate of compensation (base wages, base salary and bonus potential at target performance levels) that is at least the same as that to which such employees are entitled prior to closing. Belk will provide certain prescribed severance benefits in the same amount as would be payable under certain Saks severance plans and guidelines to certain transferred employees who are covered by such Saks severance plans and whose employment is involuntarily terminated during 2006. Employees of the Business who are not participants in Saks' severance plans and whose employment is involuntarily terminated by Belk during the fiscal year in which the closing occurs will receive from Belk severance pay and other benefits that are at least equal to Saks' severance guidelines. Belk will provide to all retained employees of the Business benefits that are at least comparable to the benefits that are made available to employees of Belk who perform comparable services or undertake comparable responsibilities for Belk and who have completed the same length of service with Belk. The parties have agreed to certain reciprocal non-solicitation provisions with respect to the other parties’ employees.
Belk is obligated under the Agreement, with respect to the credit card receivables from the stores being purchased, to (1) enter into a program agreement with Household Bank (SB), N.A.) (now known as HSBC Bank Nevada, N.A.) that is recognized by Household Bank to satisfy the requirements of the Program Agreement between Saks and Household Bank (SB), N.A. dated as of April 15, 2003, as amended, or (2) purchase the accounts and account receivables associated with such stores from Household Bank for a specified price. Belk is also required to replace certain letters of credit of Saks and cause Saks to be released from certain guarantees relating to the Business or indemnify Saks for losses arising out of the maintenance of such letters of credit and guarantees.

Belk and Saks will enter into, among other things, a transition services agreement, software license agreement, Club Libby Lu licensed departments agreement and private brands agreement in connection with the transaction.
On August 2, 2006, Belk issued a press release announcing that Belk entered into the Agreement with Saks. A copy of the press release is attached as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press release dated August 2, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BELK, INC.
Date: August 7, 2006	By:	/s/ Ralph A. Pitts
Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary